    Exhibit 21.1
Subsidiaries of Origin Materials. Inc

Name of Subsidiary             Jurisdiction of Organization

Origin Materials Operating, Inc                    Delaware
Origin US Megasite Holding, LLC                    Delaware
    Origin US Megasite 1, LLC                    Delaware
    Origin US Megasite Development, LLC            Delaware
    Origin US Megasite Operating, LLC                Delaware
Origin Materials Canada Holding Limited                Canada
    Origin Materials Canada Pioneer Limited            Canada
    Origin Materials Canada Polyesters Limited            Canada
    Origin Materials Canada Research Limited            Canada